Exhibit 99.1

[DFT LOGO]	DuPont Fabros Technology, Inc. 1212 New York Avenue, NW Suite 900 Washington, DC 20005 www.dft.com

NEWS

Christopher Warnke

Manager, Investor Relations

202-478-2330

cwarnke@dft.com

FOR IMMEDIATE RELEASE

THURSDAY, OCTOBER 27, 2011

DUPONT FABROS TECHNOLOGY, INC.’S

EXECUTIVE CHAIRMAN LAMMOT J. DU PONT

TRANSITIONING TO NON-EXECUTIVE CHAIRMAN

WASHINGTON, DC – October 27, 2011 – DuPont Fabros Technology, Inc. (NYSE: DFT) announced today that Lammot J. du Pont has stepped down as the Company’s Executive Chairman, but will remain Chairman of the Company’s Board of Directors. Although Mr. du Pont no longer will be devoting his full time to the Company, he will continue to be an employee and will remain involved in various initiatives for the Company. In connection with these changes, Mr. du Pont will receive an annual salary of $1.00.

Mr. du Pont co-founded the Company with Hossein Fateh, the Company’s President and Chief Executive Officer, and had served as the Company’s Executive Chairman since its initial public offering in October 2007. He and Mr. Fateh also co-founded the Company’s predecessors through which the Company’s initial data center facilities were acquired, developed, leased up and managed.

“I am very grateful to have had Lammot serve as our Executive Chairman since DuPont Fabros Technology became a public company,” said Mr. Fateh. “Lammot’s leadership, his long experience as a real estate developer and his knowledge of the data center industry have been critical to the success of the Company. I am very pleased that we will continue to benefit from Lammot’s knowledge and experience through his continued service as Chairman of the Board.”

“I am very proud of what the Company has accomplished as we recently celebrated our fourth anniversary as a public company,” said Mr. du Pont. “I feel comfortable stepping away from a day-to-day role in the operations of the Company given the strength of the management team under the leadership of my long-time friend and business partner, Hossein Fateh. Also, all of the Company’s fundamentals are solid – its data center and leasing portfolios, development pipeline and financial condition. Although I will be spending more time on other business interests, I remain committed to serving DuPont Fabros Technology as its Chairman of the Board and as I otherwise may be needed. I believe that the future and growth prospects for the Company are very bright.”

In connection with this announcement, Mr. du Pont and the Company amended and restated his employment agreement to reflect the change in the scope of Mr. du Pont’s responsibilities and the reduction in the time that he devotes to, and the compensation that he receives from, the Company going forward.

About DuPont Fabros Technology, Inc.

DuPont Fabros Technology, Inc. (NYSE: DFT) is a real estate investment trust (REIT) and leading owner, developer, operator and manager of wholesale data centers. The Company’s data centers are highly specialized, secure, network-neutral facilities used primarily by national and international Internet and enterprise companies to house, power and cool the computer servers that support many of their most critical business processes. DuPont Fabros Technology, Inc. is headquartered in Washington, DC. For more information, please visit www.dft.com.

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